UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2012 (October 9, 2012)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive
offices, including zip code)

(201) 307-2000

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On October 9, 2012, The Hertz Corporation (“Hertz”) entered into an Incremental Commitment Amendment to that certain Credit Agreement, dated as of March 11, 2011, between Hertz, as borrower, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, Wells Fargo Bank, National Association, as syndication agent, Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Credit Agricole Corporate and Investment Bank and JPMorgan Chase Bank, N.A., as co-documentation agents, and the other financial institutions party thereto from time to time (as amended, the “Senior Term Facility”), providing for commitments for $750.0 million of incremental term loans (the “Incremental Term Loans”) under the Senior Term Facility.

The Incremental Term Loans will be secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Senior Term Facility.  The Incremental Term Loans will, like the existing term loans under the Senior Term Facility, mature on March 11, 2018 and the interest rate per annum applicable thereto will be the same as such existing term loans.  The other terms of the Incremental Term Loans are also generally the same as the terms of the existing term loans under the Senior Term Facility.

The Incremental Term Loans are expected to be fully drawn in connection with the consummation of the tender offer (the “Tender Offer”) by HDTMS, Inc., an indirect wholly owned subsidiary of Hertz (“Merger Sub”), to acquire all of the outstanding shares of common stock of Dollar Thrifty Automotive Group, Inc. (“Dollar Thrifty”), and incurred to, among other things, finance the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 26, 2012, by and among Hertz Global Holdings, Inc. (“Holdings”), Merger Sub and Dollar Thrifty.

The foregoing descriptions of the Incremental Commitment Amendment and the Incremental Term Loans are qualified in their entirety by reference to the full text of the Incremental Commitment Amendment attached hereto as Exhibit 99.1, which is incorporated herein by reference.  The Senior Term Facility and that certain Guarantee and Collateral Agreement, dated as of March 11, 2011, attached as Exhibits 99.1 and 99.2 to Hertz’s Current Report on Form 8-K filed March 17, 2011, are incorporated herein by reference.

Hertz believes that the Incremental Term Loans, together with the previously announced agreement to sell $1.2 billion aggregate principal amount of senior notes, will substantially complete Hertz’s permanent financing of the proposed acquisition of Dollar Thrifty by Holdings (the “Acquisition”).  The closing of the sale of such senior notes and the incurrence of Incremental Term Loans are subject to certain conditions as set forth therein.

These transactions will not affect the timing of the Federal Trade Commission’s (“FTC”) decision on the Acquisition.  As previously disclosed, Holdings and the FTC staff have entered into a timing agreement whereby Holdings would not close the transactions contemplated by the Merger Agreement prior to 11:59 p.m. on October 31, 2012 without the prior agreement of the FTC, by which time Holdings expects the Commissioners of the FTC to vote on whether to preliminarily approve the consent order regarding the transactions contemplated by the Merger Agreement.

As previously disclosed, Holdings extended the expiration date of the Tender Offer to 5:00 p.m., New York City time, on Monday, October 22, 2012.  The Tender Offer was previously scheduled to expire at 12:00 midnight, New York City time, on October 5, 2012.  The extension was based on Holdings’ obligations under the Merger Agreement and does not indicate any change to previously announced expectations with respect to the timing of the closing of the Acquisition.  Except for the extension of the Tender Offer expiration date, all other terms and conditions of the Tender Offer remain unchanged.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit 99.1

Incremental Commitment Amendment, dated as of October 9, 2012, to that certain Credit Agreement, dated as of March 11, 2011, among The Hertz Corporation, the several banks and financial institutions parties thereto that constitute Tranche B-1 Term Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ J. Jeffrey Zimmerman
	Name:	J. Jeffrey Zimmerman
	Title:	Senior Vice President, General Counsel & Secretary

Date: October 9, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1

Incremental Commitment Amendment, dated as of October 9, 2012, to that certain Credit Agreement, dated as of March 11, 2011, among The Hertz Corporation, the several banks and financial institutions parties thereto that constitute Tranche B-1 Term Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent.